Exhibit 99.1

Gevo, Inc. Announces Pricing of Common Stock and Convertible Notes Offerings

ENGLEWOOD, Colo. – June 29, 2012 – Gevo, Inc. (NASDAQ: GEVO), a leading renewable chemicals and next generation biofuels company, announced today that it has priced its concurrent underwritten public offerings of common stock and 7.5% convertible senior notes due 2022.

The Company announced that it has agreed to sell 12,500,000 shares of its common stock at a public offering price of $4.95 per share. The gross proceeds to the Company from this offering are expected to be $61,875,000, before deducting underwriting discounts and commissions and other estimated offering expenses. The Company has granted the underwriters a 30-day option to purchase up to an aggregate of 1,875,000 additional shares of common stock to cover over-allotments, if any. All of the shares in the common stock offering are to be sold by Gevo.

The Company also announced the pricing of its public offering of $40,000,000 aggregate principal amount of 7.5% convertible senior notes due 2022. The gross proceeds to the Company from this offering are expected to be $40,000,000, before deducting underwriting discounts and commissions and other estimated offering expenses. The Company has granted the underwriters a 30-day option to purchase up to an additional $5,000,000 in principal amount of convertible senior notes on the same terms and conditions to cover over-allotments, if any. The convertible senior notes will pay interest semi-annually at a rate of 7.5% per year and will mature on July 1, 2022, unless earlier repurchased, converted or redeemed. The convertible senior notes will be convertible at the holder’s option into shares of the Company at an initial conversion rate of 175.6697 shares of common stock per $1,000 principal amount of convertible senior notes, equivalent to a conversion price of approximately $5.69 per share of common stock, subject to adjustment in certain circumstances.

The Company expects to use the net proceeds from the offerings to repay a portion of its outstanding long-term debt obligations, to fund the cash consideration payable to complete the retrofit of its Luverne, Minnesota plant, and to partially fund the Redfield Energy retrofit. To the extent that the net proceeds are not used for these purposes, the Company intends to use them to fund working capital and for other general corporate purposes.

The offerings were made pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission, and are expected to close on or about July 5, 2012, subject to customary closing conditions.

In connection with the offerings, UBS Securities LLC and Piper Jaffray & Co. are acting as joint book-running managers. Robert W. Baird & Co. Incorporated is serving as co-manager for the common stock offering. Copies of the final prospectus supplements and accompanying prospectuses relating to the offerings, when available, may be obtained from UBS Securities LLC at 299 Park Avenue, New York, New York 10171, Attention: Prospectus Department, or by calling (888) 827-7275, or from Piper Jaffray & Co. at 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, Attention: Prospectus Department, by calling (800) 747-3924 or by emailing prospectus@pjc.com.

A registration statement relating to the shares of common stock and convertible notes to be issued in the offerings has been filed with the Securities and Exchange Commission (SEC) and is effective. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Gevo

Gevo is converting existing ethanol plants into biorefineries to make renewable building block products for the chemical and fuel industries. The Company plans to convert renewable raw materials into isobutanol and renewable hydrocarbons that can be directly integrated on a “drop in” basis into existing chemical and fuel products to deliver environmental and economic benefits. Gevo is committed to a sustainable biobased economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, statements regarding the completion, timing and size of the proposed public offerings, Gevo’s anticipated proceeds from the offerings, and its use of those proceeds. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offerings. There can be no assurance that Gevo will be able to complete the proposed public offerings on the anticipated terms, or at all. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Gevo’s business in general, see the risk disclosures in Gevo’s SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q filed from time to time with the SEC, and in the final prospectus supplement related to the public offering to be filed with the SEC. All forward-looking statements included in this news release are based on information available at the time of the release. Gevo is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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Media:	Investor Contact:

Greta Thomsen	Sarah McCabe
Director of Marcom and PR	Stern IR for Gevo
T: (303) 715-8928	T: (267) 909-9237
gthomsen@gevo.com	sarah@sternir.com